Code of Ethics

December 2023

INTRODUCTION

GW&K Investment Management, LLC’s (“GW&K” or the “Company” or the “Firm”) Code of Ethics (the “Code”) (i) establishes standards of business conduct and parameters for personal securities transactions that reflect the fiduciary duty of GW&K to its advisory Clients; (ii) institutes policies and procedures designed to detect and prevent activities that may undermine this fiduciary duty or create conflicts of interest; (iii) requires individuals subject to the Code to comply with applicable Federal Securities Laws; and (iv) has been adopted in compliance with Rule 204A-1 under the Investment Advisers Act of 1940 and Rule 17j-1 under the Investment Company Act of 1940. Accordingly, no Access Person (as defined in Section I below), shall:

1.	Employ any device, scheme or artifice to defraud;

2.	Make any untrue statement of material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

3.	Engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon any person; or

4.	Engage in any manipulative practice.

Adherence to the Code is a basic condition of employment at GW&K. Failure to adhere to the Code may result in disciplinary action, including termination of employment. Any person having questions about the meaning or applicability of the Code should contact GW&K’s Legal & Compliance Department.

I. Definitions

“1940 Act” - The Investment Company Act of 1940.

“Access Person” - Any partner or employee (collectively referred to as “employee”) of GW&K who (a) has access to non-public information about the purchase or sale of securities in GW&K Client accounts or non-public information about the holdings of Client accounts or Affiliated Funds, or (b) is involved with making securities recommendations for Client accounts or has access to such recommendations. All GW&K employees are considered Access Persons for purposes of the Code. Access Persons may include part-time employees, consultants and temporary personnel as designated by the Chief Compliance Officer.

“Affiliated Fund” - Any pooled investment vehicle, such as a mutual fund or an Exchange Traded Fund for which GW&K or an AMG affiliate serves as investment adviser or sub-adviser. A list of Affiliated Funds is maintained on the Legal & Compliance page of GW&K’s Portal and also within GW&K’s Code of Ethics software platform (“Code system”).

“Affiliated Managers Group, Inc. (“AMG”)” -

GW&K is an affiliate of Affiliated Managers Group, Inc., a publicly traded global asset management company (NYSE: AMG). GW&K operates independently and autonomously, with AMG holding a majority interest in the Firm as GW&K’s institutional partner.

“Advisers Act” - The Investment Advisers Act of 1940.

“Beneficial Ownership” - Any instance where an Access Person or any related Covered Person can directly or indirectly derive financial interest from the ownership, purchase, or sale of a security.

It is considered Beneficial Ownership when securities are:

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•	Owned by an Access Person or Covered Person solely in their name or jointly with another individual;

•	Owned through an account or investment vehicle for benefit of an Access Person or Covered Person (i.e. IRA, trust, partnership, etc.); or

•	Owned directly, indirectly or jointly.

“Business Entertainment” - An occasion where an Access Person entertains or is entertained by someone with whom GW&K has a business relationship or is looking to establish a business relationship. Entertainment may include meals, sporting, theater or music, charitable, or other ticketed events. Any item of value given or received that does not meet the definition of Business Entertainment will be considered a Gift under the Code.

“Considered for Transaction” - A security is being considered for purchase or sale when a recommendation to purchase or sell the security in Client accounts has been communicated by a GW&K research analyst to a GW&K portfolio manager or to a GW&K portfolio management team.

“Client”- Any person or entity that has an investment advisory or sub-advisory investment management agreement with GW&K, or any person or entity for which GW&K provides investment management services through a Separately Managed Account (“SMA”) Program or similar arrangement.

“Covered Persons” – Immediate family members that are related by blood, marriage, adoption, domestic partnership or civil union and living in the same household as the Access Person. Examples include any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, partner, sibling, mother-, father-, son-, daughter-, brother- or sister-in-law, or any person related by adoption who lives in the same household with the Access Person.

“Covered Security” - Any stocks, bonds, convertibles, Affiliated Funds, closed-end funds and exchange traded funds (“ETFs”), and any other instrument identified as a security under the Advisers Act. Private Placements, Private Funds or other Limited Offerings are also considered Covered Securities for purposes of this Policy. Covered Securities do not include shares of registered open-end mutual funds (other than Affiliated Funds), direct obligations of the Government of the United States, bankers’ acceptances, bank certificates of deposit, cash, direct investments in cryptocurrencies (please note – Initial Coin Offerings and any security that invests in or tracks cryptocurrencies are required to be pre-cleared and reported, all ETFs, including those ETFs that invest in or track cryptocurrencies are required to be reported to the GW&K Legal & Compliance Department), commercial paper, and other money market instruments.

“Derivative” – A contract between two or more parties whose value is reliant upon or based on an underlying financial asset(s). Examples of derivatives for the purpose of the Code include but are not limited to futures, forwards, options, swaps, rights and warrants.

“Discretionary Third-Party Managed Account” - An account: (a) for which an Access Person or Covered Person has granted a trustee or a discretionary third-party manager investment authority over the account; and (b) over which the Access Person or Covered Person has no direct or indirect influence or control with respect to purchases or sales of securities or allocations of investments.

“Federal Securities Laws” - The Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

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“Gift” - Any present, favor, or gratuity to or from someone with whom GW&K has a business relationship or is seeking to establish a business relationship. Gifts do not include promotional items of nominal value with business logos (items such as pens, tee shirts, golf balls, hats, coffee mugs, umbrellas, etc.)

“Investment Control” - Any instance where an Access Person or other Covered Person(s) can directly or indirectly initiate the purchase or sale of a Covered Security.

“Private Placement”, “Private Fund” or “Limited Offering” – A securities offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to rules 504, 505 or 506 under the Securities Act of 1933. Examples of private placements generally include hedge funds, private real estate investment funds, direct investment or participation in private companies, Initial Coin Offerings. Access Persons and Covered Persons may not invest or participate in a private placement unless approved by the GW&K Legal & Compliance Department.

“Maintenance Trade”- A client account trade that is part of GW&K’s normal course operational or client-specific account activity. Maintenance Trades include, but are not necessarily limited to, orders related to new account investing, capital additions or withdrawals, account liquidation, or tax loss trading, etc. Orders executed as part of a portfolio management decision across an entire strategy (or strategies) are NOT Maintenance Trades.

“Outside Business Activity” - Any business or activity carried out by an employee that is outside of the employee’s regular course or scope of employment with GW&K.

“Reportable Account” - Any account where an Access Person or Covered Person(s) have, or is capable of having, Investment Control of Covered Securities.

“SEC” - U.S. Securities and Exchange Commission.

II. Standard of Conduct and General Prohibitions

A. Standard of Conduct

GW&K employees and others subject to this Code are expected to have high ethical standards, put client interests above their own and not take advantage of the management of client assets for personal benefit. The Code sets out a number of specific restrictions on personal investing designed to capture fiduciary duty and mitigate conflicts of interest; however, no set of rules and restrictions can anticipate every situation. Any activity or transaction that violates GW&K’s duty to its clients or contrary to GW&K’s employment principles is prohibited, regardless of whether it meets the technical rules found within the Code. In addition, all persons subject to this Code are required to comply with Federal Securities Laws.

B. General Prohibitions

No Access Person or other Covered Person is permitted to benefit in their personal investment account(s) from proprietary investment research nor transactions executed by GW&K on behalf of its Clients. Accordingly, no Access Person or other Covered Person shall buy or sell, directly or indirectly, any Covered Security that is (a) being Considered for Transaction or is (b) being purchased or sold in Client accounts, with the exception of Maintenance Trades.

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In addition, the following activities are prohibited:

1.	Acquiring securities in any initial public offering (“IPOs”) (generally defined to include purchasing on the day of issuance).

2.	Trading any securities while in possession of material non-public information relating to such securities.

Both GW&K and AMG maintain policies and procedures related to Insider Trading that all Access Persons and Covered Persons are required to follow in addition to the Code. For additional information, please review both policies which are available within GW&K’s Portal and within the Code system or contact the Legal & Compliance Department.

3.	Trading securities on margin.

4.	Trading Derivatives.

5.	Engaging in short selling.

6.	Placing Good ‘til canceled (“GTC”) orders (unless the GTC is cancelled at end of trade day).

7.

Trading a Covered Security within 2 trading days before, the same day, or 2 trading days after it is traded in GW&K Client accounts, except where only Maintenance Trades occur. The GW&K Legal & Compliance Department may allow for an exception to this restriction where the security’s market capitalization is above $10 Billion.

8.	Investing in a Private Placement, Private Fund or other Limited Offering without prior approval from the Legal & Compliance Department.

9.

Taking a profit from any covered trading activity within a 30-day calendar window. Gains are to be calculated based on a last in, first out (“LIFO”) method for purposes of this requirement. This short-term trading requirement does not apply to securities transactions that are exempt from the Code’s pre-clearance requirements with the exception of Exchange Traded Funds (ETFs may also not be sold for a profit within a 30-day calendar window).

10.	Using any technique, strategy or product to circumvent a restriction in the Code.

III. Pre-clearance Requirements, Restricted Securities, and Exemptions

A. Pre-clearance Requirements

No Access Person or Covered Person may purchase, sell, or otherwise assume or dispose Beneficial Ownership of any Covered Security without pre-clearance approval.

To facilitate applicable trade pre-clearance and reporting obligations, oversight of personal securities transactions, and certain other administrative functions in support of the Code, GW&K utilizes a third-party vendor system (“Code system”). Each Access Person is provided with credentials to login to the Code system. Unless a security type is specifically identified as exempt from pre-clearance requirements, transactions in all Covered Securities must be pre-cleared via online request within the Code system prior to execution.

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Approved pre-clearances are valid only for the same trading day. Any unexecuted approved transactions must be re-submitted for pre-clearance.

AMG Stock and other AMG Issued Securities – In addition to these standard pre-clearance requirements, any trades in AMG stock (ticker: AMG) or other AMG Issued Securities must also be pre-cleared by AMG. Access Persons shall coordinate this pre-clearance with GW&K’s Legal & Compliance Department. Please see the AMG Insider Trading Policies and Procedures, which can be found on GW&K’s Portal and in the GW&K Code system.

Cautionary note for all personal investing

Access Persons and Covered Persons may not be able to sell personal investments in individual securities or affiliated pooled investment vehicles for extended periods of time due to GW&K client investment activity or for other stated Policy reasons. As such, liquidity, tax planning, market and similar risks associated with transacting in securities that are or may be held in client accounts should be considered when investing in personal trading accounts. Exemptions to the Code are expected to be rare. See section VI. of the Code for more exemption related information.

B. Restricted Securities

GW&K maintains a restricted list comprised of securities Considered for Transaction for clients, as well as other securities when warranted as determined by the GW&K Legal & Compliance Department, in order to help Access Persons and Covered Persons maintain compliance with the Code. Access Persons and Covered Persons are prohibited from trading any security that is on the restricted list. However, it is expected that Access Persons and Covered Persons will not knowingly or willfully execute personal securities transactions that violate either explicit parameters or principles of the Code if, due to technical issue or any other reason, a pre-clearance request for a security that should be restricted is approved.

C. Exemptions from Pre-clearance Requirements

The following activities are exempt from pre-clearance requirements:

1.	Transactions in Discretionary Third-Party Managed Accounts. Please see Section IV for additional information regarding such accounts.

2.	Trades in Exchange Traded Funds (“ETFs”) (other than Affiliated Funds, which require pre-clearance approval).

NOTE: ETFs are subject to the 30-day short-term trading requirement as described in Section II. B(9) and reporting requirements of the Code.

3.	Trades that are part of an automatic investment plan, such as a dividend reinvestment plan, where specific transactions are executed as part of a pre-determined schedule or criteria.

4.	Trades that are part of non-voluntary corporate actions or that are otherwise executed outside the control of Access Persons or Covered Persons.

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D. Exemptions from Pre-clearance and Reporting Requirements

Investments in the following are exempt from pre-clearance and reporting requirements:

1.	Investments in open-ended mutual funds (other than Affiliated Funds).

2.	Investments in Direct Obligations of the Government of the United States.

3.	Cash

4.

Direct investments in cryptocurrencies (with the exception of Initial Coin Offerings and most securities that invests in or track cryptocurrencies which must be pre-cleared and reported to the GW&K Legal & Compliance Department)

5.	Banker’s Acceptances.

6.	Bank Certificates of Deposits.

7.	Commercial Paper.

8.	Money Market Funds.

9.	Trades involving Affiliated Funds within the GW&K 401k Plan do not require pre-clearance or reporting as GW&K receives separate reporting from Empower Retirement, LLC, GW&K’s 401k service partner.

IV. Discretionary Third-Party Managed Accounts

Access Persons and Covered Persons may maintain Discretionary Third-Party Managed Accounts subject to the disclosure and reporting requirements described below, provided they comply with all requirements of this Code, such accounts are exempt from the pre-clearance requirements outlined in Section III above.

Disclosure Requirements for Discretionary Third-Party Managed Accounts. All Access Persons and Covered Persons who maintain Discretionary Third-Party Managed Accounts must disclose such accounts within the Code system. Such disclosure must include the following information:

•	Account owner name

•	Account number

•	Name and contact information of the trustee or discretionary third-party manager

•	The trustee’s or discretionary third-party manager’s firm

•

Description of the Access Person’s relationship to the trustee or discretionary third-party manager, including any affiliation or family relationship that may exist between the Access Person and the person or firm managing the account

Additionally, Access Persons must attest upon inception of the account and then on a periodic basis thereafter that they or associated Covered Persons do not have direct or indirect influence or control of the account, including with respect to the purchase or sale of securities, or allocation of investments.

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Reporting Requirements for Discretionary Third-Party Managed Accounts. GW&K’s Legal & Compliance Department will require the provision of account statements for all Discretionary Third-Party Managed Accounts annually; however, additional statements may also be required to facilitate Compliance’s oversight and monitoring of such accounts.

In addition, the Legal & Compliance Department will periodically request attestation from the trustee or discretionary third-party manager of each Discretionary Third-Party Managed Account to confirm the account continues to be discretionary and that there have been no instances where the Access Person had direct or indirect influence or control of the account.

Accounts maintained at GW&K Investment Management are not subject to the requirements outlined above if such accounts are managed in line with the applicable Firm investment strategy as applied to Client accounts in that strategy.

V. Reporting of Personal Covered Securities Transactions and Post-Trade Review

All Access Persons are required to provide periodic transaction reports to the Legal & Compliance Department for Covered Accounts. Where applicable and appropriate, the Legal & Compliance Department may assist in meeting this obligation by facilitating electronic data feeds from brokers, creating automated reports, or other means to help alleviate the administrative burden. However, in any instances where such processes are not available, Access Persons are responsible for providing the required information.

Reportable Accounts and Initial Holdings Report. No later than 10 days after a person becomes an Access Person, summary information of all Reportable Accounts including the type of account (e.g. Brokerage, IRA, Trust, etc.), the brokerage firm where the account is maintained, the date the Reportable Account was established, and an initial holdings report, current as of no more than 45 days of when a person becomes an Access Person must be provided to the Legal & Compliance Department.

NOTE: Any account that can hold Covered Securities, which is under Investment Control of the Access Person or Covered Persons, is required to be disclosed, even if no reportable securities are held at the time of the holdings report.

The following information shall be included in the initial holdings report:

•	Account name (as identified by the Access Person) and the name of the broker where the account is maintained

•	Security name/description

•	Security ticker symbol or CUSIP number

•	Number of shares (or principal amount)

The Code system is used to facilitate disclosure of reportable investment accounts and initial holdings reports.

New Reportable Accounts established by Access Persons after an initial holdings report are required to be disclosed to and reviewed by the Legal & Compliance Department promptly, and before any transactions in Covered Securities occur.

Duplicate Brokerage Confirmations and Statements. Access Persons and Covered Persons are required to direct their brokers to provide duplicate copies of confirmations of all personal securities transactions and copies of periodic statements for each Reportable Account to GW&K. In many cases, the Legal & Compliance Department can coordinate the receipt of this information directly from brokers via the Code system.

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Quarterly Transaction Report. No later than 30 days after the end of each calendar quarter, every Access Person must file a report with the Legal & Compliance Department describing all transactions in Covered Securities (including those in Affiliated Funds) during that period. This Quarterly Transaction Report is required to include the following information for each trade:

•	Trade date

•	Security name/description

•	Security ticker symbol or CUSIP

•	Type of transaction (buy, sell, etc.)

•	Number of shares or principal amount

•	Price at which the transaction was executed

•	Executing broker

Quarterly Transaction Reports are to be completed in the GW&K Code system.

NOTE: Access Persons may be excused from submitting transaction reports that would duplicate information contained in trade confirmations or account statements that GW&K holds in its records, provided GW&K has received those confirmations or statements no later than 30 days after the close of the calendar quarter in which the transaction takes place.

Annual Holdings Report. All Access Persons must file a report with the Legal & Compliance Department that identifies all holdings in Covered Securities as of December 31 of the prior year by January 30th of each year.

The Annual Holdings Report is required to include the following information for all Reportable Accounts with Covered Securities:

•	Account Name (as identified by the Access Person) and the name of the broker where the account is maintained

•	Security name/description

•	Security ticker symbol or CUSIP number

•	Number of shares or principal amount held as of December 31.

Annual Holdings Reports are to be completed in the GW&K Code system.

In addition, Discretionary Third-Party Managed Accounts are subject to the reporting requirements outlined in Section IV.

Post-Trade Review - The Legal & Compliance Department will periodically review and monitor the personal investment activity of all Access Persons and Covered Persons, including reports or brokerage confirmations and statements filed in accordance with the Code.

VI. Exemptions from the Code

The Legal & Compliance Department may grant an exemption from the Code, including pre-clearance or other trading restrictions, certain reporting requirements and other Code related matters on a case-by-case basis if it is determined that the proposed conduct involves no opportunity for abuse and does not conflict with client interest. Such requests for exemption are expected to be infrequent and approvals are expected to be rare. All requests must be submitted in writing to the Legal & Compliance Department and the reason(s) for the exemption must be stated.

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VII. Gifts and Business Entertainment

Access Persons may not give or accept any Gift or Business Entertainment that:

•	is in cash or a non-cash equivalent (such as gift cards);

•	is excessive, lavish, or otherwise outside of industry custom and practice;

•	creates a real or perceived conflict of interest or is intended to influence business decisions; or

•	is unethical or illegal

In general, Access Persons may not give or accept Gifts of more than de minimis value (anything of more than $100 in value as a single Gift or an annual cumulative value of $500). This limit does not apply to (i) ordinary Business Entertainment where the donor is present as a host so long as it is not so frequent to give the appearance of impropriety; or (ii) a typical holiday Gift such as a food item received by an Access Person but shared with other GW&K employees.

Each Access Person must report all Gifts and Business Entertainment of $50 or more to the Legal & Compliance Department for Gifts given or received in connection with the Access Person’s employment. The Legal & Compliance Department maintains records of reportable Gifts given or received by Access Persons.

AMG Distributors, Inc. (“AMGDI”) Registered Representatives

In addition to requirements under the Code, GW&K employees who are Registered Representatives of AMGDI are required to also comply with the Gifts and non-cash compensation policies maintained in AMGDI’s Supervisory Procedures Manual.

VIII. Political Contributions

All GW&K employees are prohibited from making Gifts or contributions in the name of, or on behalf, of GW&K to any political committee, candidate or party. Employees are also subject to pre-clearance requirements and contribution limits for personal political contributions as part of Firm policies and procedures. Employees should refer to GW&K’s Political Contributions and Other Restricted Payments Policy which can be found in the GW&K Compliance Manual and on GW&K’s Portal.

IX. Insider Trading Policies and Procedures

All GW&K Access Persons are subject to GW&K’s Insider Trading Policy and AMG’s Insider Trading Policy and Procedures, which can be found on GW&K’s Portal and within GW&K’s Code system. Access Persons are required to certify at least annually that they have received, read and understood these policies as well as adhered to the guidelines and restrictions therein.

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X. Outside Business Activities

It is prohibited for any GW&K employee to engage in any Outside Business Activity, or be employed or compensated by any other person, or serve as an officer, director, partner or employee of another business organization or have any direct or indirect financial interest in any other organization engaged in any securities, financial or kindred business unless such person has made a disclosure and received approval from their manager(s), and the Human Resources and Legal & Compliance Departments.

All employees are required to disclose their Outside Business Activities in the Code system. GW&K’s Legal & Compliance Department will review all disclosures of Outside Business Activities to ensure there are no material conflicts of interest with GW&K clients, the Firm and with the disclosing employee’s role and responsibilities at GW&K. Examples of Outside Business Activities required to be disclosed include, but are not limited to, serving on the board of directors for publicly traded companies, non-profit, endowment or charitable foundations, even if not a for-profit business and without compensation, or any activities where the employee receives compensation.

XI. Reporting Potential Violations, Investigation, Penalties for Violations, and Whistleblower Rules

A. Reporting Potential Violations

If any Access Person or other Covered Persons has any doubts as to the appropriateness of any activity, believe that they have violated the Code, or become aware of a violation of the Code by another individual(s), they should consult with the Chief Compliance Officer, a member of the Legal & Compliance Department, or member of the Management Committee. This includes reporting any concerns regarding any potential violations of any applicable law, rule or policy, or any other potential wrongdoing, by GW&K, any of our employees, or any of our service providers.

All are encouraged to report actual or possible violations to the Chief Compliance Officer or other members of the Legal & Compliance Department upon discovery. It is a violation of this Code to deliberately fail to report a violation by you, or deliberately withhold relevant or material information concerning a violation of this Code. If an Access Person believes the Chief Compliance Officer is acting in potential violation of the Code, the matter is to be reported to any member of GWK’s Executive or Management Committees.

Good faith reporting of suspected violations of Firm Policies, including this Code, by others shall not subject the reporting person to penalty, reprisal, or retaliation by GW&K or any of its employees. Please also see subsection D below for additional information on Whistleblower Rules.

“Violations” should be interpreted broadly, and may include, but are not limited to, such items as:

•	noncompliance with laws, rules, and regulations applicable to the business of GW&K;

•	fraud or illegal acts involving any aspect of GW&K’s business;

•	material misstatements in regulatory filings, internal books and records, Clients records, or reports;

•	activity that is harmful to Clients, including any fund shareholders; and

•	deviations from required internal controls, policies and procedures that safeguard Clients and GW&K.

All reports will be taken seriously, investigated promptly and appropriately, and treated with the appropriate confidentiality as determined by GW&K in light of the circumstances.

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B. Investigation

The Legal & Compliance Department will investigate all potential violations of Firm policies, including the Code. In cases where the investigation is initiated by the reporting of a potential violation by an employee, the Legal & Compliance Department may update the Access Person or other Covered Persons on the status of the investigation as appropriate. In addition, the reporting individual may request an update at any time. Such investigative procedures may include notification to the Firm’s Executive and Management Committees of the violation or possible violation, and discussion of the violation or possible violation with the relevant parties to determine whether the procedures set forth in the Code were followed. Each investigation will be documented, including the name(s) of the relevant party(ies), the date of the investigation and identification of the violation or possible violation. The file kept on such investigation shall include all relevant records. The determination as to whether a violation has occurred will be subject to review by the Legal & Compliance Department. The Chief Compliance Officer or other members of the Legal & Compliance Department will report findings as necessary to the Executive or Management Committees.

C. Penalties for Violations

Penalties for violations of U.S. Federal Securities Laws or Firm policies can be severe for individuals involved and their employers. A person can be subject to penalties even if they do not personally benefit from the violation. Penalties for such violations will be determined on a case-by-case basis in the discretion of the Legal & Compliance Department with input from members of the Executive or Management Committee as appropriate. While each violation is reviewed individually, certain considerations are regularly evaluated such as the nature of the violation (whether it was a failure to follow procedure such as pre-clearance, or whether there was an actual non-compliant transaction that occurred), whether there appeared to be intent to violate or circumvent the Code or other Firm policy, and whether the individual has had previous violations. The penalties may include, but are not limited to:

•	Issuance of a disciplinary memorandum or letter of reprimand;

•	Requiring disgorgement of profits generated from non-compliant trades;

•	Requiring trades to be reversed or other corrective actions at Access Person’s expense;

•	Suspension of personal trading privileges;

•	Requiring the consolidation of Reportable Accounts with certain brokers;

•	Suspension or termination of employment; and

•	Reporting to the appropriate regulatory authorities if applicable.

D. Whistleblower Rules

Nothing in this Code or in any other agreements you may have with GW&K is intended to or shall preclude or impede you from cooperating with any governmental or regulatory entity or agency in any investigation, or from communicating any suspected wrongdoing or violation of law to any such entity or agency, including, but not limited to, reporting pursuant to the “whistleblower rules” promulgated by the SEC (Securities Exchange Act Rules 21F-1, et seq.).

Retaliation of any type against an Access Person who reports a suspected violation or assists in the investigation of such conduct (even if the conduct is not found to be a violation) is strictly prohibited and constitutes a further violation of the Code and these procedures.

All Access Persons are encouraged (and have the responsibility) to ask questions and seek guidance from the Chief Compliance Officer, other members of the Legal & Compliance Department or senior management with respect to any action or transaction that may constitute a violation and to refrain from any action or transaction which might lead to the appearance of a violation.

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XII. Recordkeeping Requirements

In accordance with Rule 17j-1 under the Investment Company Act of 1940 and Rule 204-2 under the Investment Advisers Act of 1940, the following records will be maintained by GW&K, at its principal place of business:

(i) a copy of the Code and all written acknowledgements of the receipt of the Code and any amendments thereto for each Access Person within the past five years;

(ii) a record of any violation of the Code and of any action taken as a result of such violation shall be preserved for a period of not less than five years following the end of the fiscal year in which the violation occurs;

(iii) a copy of each report made by an Access Person must be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided;

(iv) a record of all Access Persons, currently or within the past five years, who are or were required to make reports under the Code, or who are or were responsible for reviewing such reports pursuant to this Code; and

(v) a record of any decision, and the reasons supporting the decision, to approve the acquisition of securities in Limited Offerings by Access Persons, for at least five years after the end of the fiscal year in which the approval is granted.

XIII. Distribution and Certification

Each Access Person is to (i) receive a copy of this Code at the time of employment, annually thereafter, and anytime amendments are made to the Code; and (ii) periodically certify in writing that they have received, read and understood the Code and any amendments; and (iii) will adhere to the guidelines, restrictions, and responsibilities therein.

XIV. Oversight and Documentation

GW&K’s Legal & Compliance Department is responsible for the administration and oversight of the Policy and assessing compliance with this Policy and the effectiveness of its implementation. Members of GW&K’s Legal & Compliance Department will also provide periodic training to GW&K’s Access Persons regarding the requirements of the Policy.